CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges            Exhibit (12) (i)(i)
and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                               2004                         Year Ended December 31,
                                                       --------------------   ----------------------------------------------------
                                                       3 Months   12 Months
                                                         Ended       Ended
                                                        Mar. 31     Mar. 31     2003       2002      2001(1)     2000       1999
                                                       --------   ---------   --------   --------   --------   --------   --------
   Earnings: ($000)
A.     Net Income                                      $ 16,488    $ 40,205   $ 38,875   $ 32,524   $ 44,178   $ 52,595   $ 51,881
B.     Federal & State Income Tax                        11,854      28,382     26,981     21,690     (7,637)    37,150     28,144
                                                       --------    --------   --------   --------   --------   --------   --------
C.     Earnings before Income Taxes                    $ 28,342    $ 68,587   $ 65,856   $ 54,214   $ 36,541   $ 89,745   $ 80,025
                                                       ========    ========   ========   ========   ========   ========   ========
D.     Fixed Charges
            Interest on Mortgage Bonds                       --         307        570      2,136      5,211     11,342     13,057
            Interest on Other Long-Term Debt              2,831      10,905     10,699      9,819     10,446     12,864     11,094
            Other Interest (2)                            1,988       9,316      9,828     11,772     11,820      6,251      4,860
            Interest Portion of Rents                       192         772        768        749        801        962        993
            Amortization of Premium & Expense on Debt       271       1,106      1,159      1,249      1,350      1,170        993
                                                       --------    --------   --------   --------   --------   --------   --------
                  Total Fixed Charges                  $  5,282    $ 22,406   $ 23,024   $ 25,725   $ 29,628   $ 32,589   $ 30,997
                                                       ========    ========   ========   ========   ========   ========   ========

E.     Total Earnings                                  $ 33,624    $ 90,993   $ 88,880   $ 79,939   $ 66,169   $122,334   $111,022
                                                       ========    ========   ========   ========   ========   ========   ========

   Preferred Dividend Requirements:
F.     Allowance for Preferred Stock Dividends
            Under IRC Sec 247 (2)                      $    242    $  1,179   $  1,387   $  2,161   $  3,230   $  3,230   $  3,230
G.     Less Allowable Dividend Deduction                    (32)       (127)      (127)      (127)      (127)      (127)      (127)
                                                       --------    --------   --------   --------   --------   --------   --------
H.     Net Subject to Gross-up                              210       1,052      1,260      2,034      3,103      3,103      3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income (C/A)                     1.719       1.706      1.694      1.667      0.827      1.706      1.542
                                                       --------    --------   --------   --------   --------   --------   --------
J.     Pref. Dividend (Pre-tax) (H x L)                     361       1,795      2,134      3,391      2,566      5,294      4,785
K.     Plus Allowable Dividend Deduction                     32         127        127        127        127        127        127
                                                       --------    --------   --------   --------   --------   --------   --------
L.     Preferred Dividend Factor                            393       1,922      2,261      3,518      2,693      5,421      4,912
M.     Fixed Charges (D)                                  5,282      22,406     23,024     25,725     29,628     32,589     30,997
                                                       --------    --------   --------   --------   --------   --------   --------
N.     Total Fixed Charges and Preferred Dividends     $  5,675    $ 24,328   $ 25,285   $ 29,243   $ 32,321   $ 38,010   $ 35,909
                                                       ========    ========   ========   ========   ========   ========   ========

O.     Ratio of Earnings to Fixed Charges (E/D)            6.37        4.06       3.86       3.11       2.23       3.75       3.58
                                                       ========    ========   ========   ========   ========   ========   ========
P.     Ratio of Earnings to Fixed Charges and
              Preferred Dividends (E/N)                    5.92        3.74       3.52       2.73       2.05       3.22       3.09
                                                       ========    ========   ========   ========   ========   ========   ========

(1) The reduction in the ratios reflects the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities, including the recording of a significant amount of federal investment income tax credits.

(2) Reflects SFAS #150 reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.